Guaranty Federal BANCSHARES, INC	Exhibit 99.1 For Immediate Release
Strength. Growth. Vision.

Contacts:	Shaun A. Burke, President & CEO	NASDAQ:GFED
	Guaranty Bank	www.gbankmo.com
1341 W. Battlefield
Springfield, MO 65807
417-520-4333

GUARANTY FEDERAL BANCSHARES, INC.
ANNOUNCES THIRD QUARTER 2008 FINANCIAL RESULTS

SPRINGFIELD, MO – (October 21, 2008) – Guaranty Federal Bancshares, Inc., (NASDAQ:GFED), the holding company (the “Company”) for Guaranty Bank, today announces the following results for its quarter ended September 30, 2008:

Third Quarter 2008 Financial Results

•	Total assets increased $117.1 million, or 21%, from December 31, 2007
•	Total net loans increased $50.4 million, or 10%, from December 31, 2007
•	Total investments increased $53.0 million, or 273%, from December 31, 2007
•	Total deposits increased $17.9 million, or 4%, from December 31, 2007
•	Diluted earnings per share was $.11 for the quarter

The Company announces that earnings for the third quarter ended September 30, 2008 were $.11 per diluted share, or $299,000, an increase of 111% from the ($.96) per diluted share during the second quarter ended June 30, 2008.  This was a decrease of 81% from the $.59 per diluted share, or $1,613,000, the Company earned during the third quarter of the prior year.

The decline in net income and earnings per share over the prior year quarter was attributable to several factors:
•
The Company has increased its provision for loan losses by $1.5 million during the quarter (698% over the prior year quarter) to compensate for significant loan growth, increased reserves on specific credits and continued concerns over the local and national economy.

•
Non-interest income decreased 27%, primarily due to the Company’s loss of income from the sale of shares of its available-for-sale Freddie Mac (FRE) equity investment.  Due to the national real estate crisis, FRE suffered a significant financial downturn beginning in the third quarter of 2007, which has resulted in a sharp decline in the stock price.  Because of this, the Company suspended divesting of FRE shares in the fourth quarter of 2007.  This income accounted for $181,632 or 16% of non-interest income in the prior year third quarter.  Also, the Company experienced modest declines in income from sales of mortgage loans during the quarter.  This can be attributed primarily to the decline in the local economy and housing market.

•
Non-interest expense increased 6%, primarily due to the increased personnel costs incurred from hiring several key associates throughout fiscal year 2007 in the areas of commercial lending, corporate services, human resources, marketing and internal audit.  Also, in 2007, the Federal Deposit Insurance Corporation increased its assessments of insurance premiums on all insured institutions.  Because of credits available to the Company for 2007, these increased costs were not owed by the Company until the first quarter of 2008.  For the quarter, these assessment premiums increased $72,000 or 653% over the prior year quarter.

President and CEO Shaun Burke commented, “Although we returned to profitability in the third quarter, we remain concerned about the very strong headwinds facing the economy and the banking industry.  We are taking an aggressive approach to identifying borrowers negatively impacted by the deteriorating economy.  As a result, we increased our loan loss provision over $1.5 million during the quarter, as compared to the prior year quarter, and at quarter-end, our allowance for loan losses equaled 1.99% of total loans compared to 1.20% at September 30, 2007.  Nonperforming loans and assets remain at elevated levels.  Closely monitoring asset quality and working with our distressed borrowers will continue to be a top priority for our lending team.”

Mr. Burke continued, “A priority has been to improve our net interest margin.  Aggressive rate cuts implemented by the Federal Reserve beginning in September 2007 and continuing through April 2008 negatively impacted the margin.  This quarter, we began to reverse the decline with a 13 basis point improvement over the second quarter as a result of loan pricing initiatives and lower costs of funds.  In addition to the net interest margin improvement, we also generated an increase in non-interest income and a decrease in non-interest expense in comparison to second quarter.”

“Our capital position is sound and remains above the regulatory “well-capitalized” levels.  Management and the Board of Directors are committed to successfully navigating the immediate challenges of the economy while remaining focused on the long-term initiatives of improving shareholder value,” commented Burke.

About Guaranty Federal Bancshares, Inc.
Guaranty Federal Bancshares, Inc. (NASDAQ:GFED) has a subsidiary corporation offering full banking services.  The principal subsidiary, Guaranty Bank, is headquartered in Springfield, Missouri, and has ten full-service branches in Greene and Christian Counties and Loan Production Offices in Wright, Webster and Howell Counties.  In addition, Guaranty Bank is a member of the TransFund ATM network which provides its customers surcharge free access to over 100 area ATMs and over 700 ATMs nationwide.  For more information visit the Guaranty Bank website: www.gbankmo.com.

The discussion set forth above may contain forward-looking comments.  Such comments are based upon the information currently available to management of the Company and management’s perception thereof as of the date of this release.  When used in this release, words such as “anticipates,” “estimates,” “believes,” “expects,” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.  Such statements are subject to risks and uncertainties.  Actual results of the Company’s operations could materially differ from those forward-looking comments.  The differences could be caused by a number of factors or combination of factors including, but not limited to: changes in demand for banking services; changes in portfolio composition; changes in management strategy; increased competition from both bank and non-bank companies; changes in the general level of interest rates; the effect of regulatory or government legislative changes; technology changes; fluctuation in inflation; and other factors set forth in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time.

Financial Highlights:
	Quarter ended		Nine Months ended
Operating Data:	30-Sep-08	30-Sep-07	30-Sep-08	30-Sep-07
	(Dollar amounts are in thousands, except per share data)

Total interest income	$9,268	$9,734	$27,424	$28,437
Total interest expense	4,747	5,202	14,760	15,177
Provision for loan losses	1,675	210	8,179	630
Net interest income after provision for loan losses	2,846	4,322	4,485	12,630
Noninterest income	849	1,169	2,551	3,691
Noninterest expense	3,168	2,987	9,482	8,857

Income (loss) before income tax	527	2,504	(2,446)	7,464
Income tax expense (credit)	228	891	(866)	2,682

Net income (loss)	$299	$1,613	$(1,580)	$4,782
Net income (loss) per share-basic	$0.11	$0.60	$(0.61)	$1.75
Net income (loss) per share-diluted	$0.11	$0.59	$(0.61)	$1.70

Annualized return on average assets	.18%	1.25%	(.33%)	1.24%
Annualized return on average equity	3.25%	14.29%	(5.08%)	13.95%
Net interest margin	2.80%	3.61%	2.81%	3.69%

	As of	As of
Financial Condition Data:	30-Sep-08	31-Dec-07

Cash and cash equivalents	$13,158	$12,046
Investments	72,376	19,400
Loans, net of allowance for loan losses 9/30/2008 - $11,507; 12/31/2007 - $5,963	566,635	516,242
Other assets	30,678	18,090
Total assets	$682,847	$565,778

Deposits	$436,106	$418,191
FHLB advances	148,436	76,086
Subordinated debentures	15,465	15,465
Securities sold under agreements to repurchase	39,750	9,849
Other liabilities	4,301	3,500
Total liabilities	644,058	523,091
Stockholder's equity	38,789	42,687
Total liabilities and stockholder equity	$682,847	$565,778

Equity to assets ratio	5.68%	7.54%
Book value per share	$14.87	$16.37
Non performing assets	$17,427	$7,981